Exhibit 10(o)
                DEPOSIT RECEIPT AND REAL ESTATE PURCHASE CONTRACT


                                  Phoenix      , Arizona   August 2  , 19  95
                             ------------------          ------------    ----

     Received from Zimmerman Properties, Inc. and/or Nominee ("Purchaser"), the sum of Twenty Five Thousand and no/100------- Dollars ($ 25,000.00 ) in the form of a check to be deposited in Escrow upon acceptance from Seller , as an earnest money deposit on account of the purchase price of One Million One Hundred Seventy-Five Thousand and no/100------- Dollars ($ 1,175,000.00 ) for that certain property situated in the City of Phoenix , County of Maricopa , State of Arizona, and described as follows (the "Property"): Westside Business Center, 34th Drive and Flower Street Buildings 3, 4 and 5 Parcel Numbers:
108-03-059,060,061, 062 and 068


TERMS OF SALE:

     1. The deposit shall be immediately deposited into escrow with the below-named Escrow Holder. The remainder of the purchase price shall be paid as follows:

                                  $25,000.00         Earnest Money Deposit
                               $1,150,000.00         Payable at Close of Escrow
                               $1,175,000.00         Total Sales Price

     2. Upon mutual execution of this Contract, the parties shall execute instructions to Lawyers Title of Arizona Karma Stockstill (the "Escrow Holder"), to consummate the purchase in accordance with the terms and provisions hereof. The provisions hereof shall constitute joint instructions to the Escrow Holder; provided, however, that the parties shall execute such additional instructions as they may agree upon or as requested by the Escrow Holder not inconsistent with the provisions hereof. Said escrow shall provide for a closing of on or before September 30, 1995. Escrow fees shall be shared by Seller and Purchaser on a 50/50 basis.

     3. As soon as reasonably possible following opening of escrow, Seller shall pay for and furnish to Purchaser a Preliminary Title Report on the Property, together with full copies of all exceptions of record set forth therein ("Exceptions"), including but not limited to covenants, conditions, restrictions, reservations, easements, rights and rights of way of record, assessments, liens and other matters of record. Purchaser shall have ten (10) days after receipt of said Preliminary Title Report, together with full copies of said Exceptions, within which to notify the Seller and the Escrow Holder, in writing, of Purchaser's reasonable disapproval of any Exceptions shown in said Title Report. Failure of Purchaser reasonably to disapprove any Exception(s) within the aforementioned time limit shall be deemed an approval of said
Preliminary Title Report*. The Policy of Title Insurance shall be a standard coverage policy in the amount of the total purchase price and shall be paid for by Seller. * See Addendum A, Paragraph 1.

     4. In the event that the foregoing contingency or any contingency to this Contract has not been eliminated or satisfied within the time limits and pursuant to the provisions herein, unless Purchaser elects to waive the specific contingency by written notice to the Seller and to the Escrow Holder, the Contract resulting from Seller's acceptance hereof shall be deemed null and void, the deposit shall be returned to Purchaser and the escrow shall be cancelled.



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     5. Seller  warrants that Seller has not received nor is Seller aware of any notification from any governmental authority having jurisdiction, requiring any work to be done on the Property. Seller further warrants that in the event any such notice or notices are received by Seller prior to the close of escrow and Seller is unable to or does not elect to perform the work required in said notice at Seller's sole cost and expense on or before the close of escrow, said notices shall be submitted to Purchaser for his examination and written approval. Should Purchaser fail to approve said notice and thereby elect not to acquire the Property subject to the effect of same, within five (5) days from the date Seller submits said notice to Purchaser, then this Contract shall be cancelled without further liability to either party, and all deposits returned to Purchaser.

     6. Property taxes, rentals, and operating or other expenses, if any, shall be prorated as of the date of close of escrow, and Seller shall pay the cost of any stamps to be attached to the deed or other similar fees or taxes in accordance with the requirements of any lawful authority. Any advance Tenant deposits or payments shall be prorated and credited accordingly to Purchaser. As to assessments, the information pertaining thereto shall be set forth in the aforementioned Preliminary Title Report and, if approved, Purchaser, at Purchaser's option, may either take title subject to the unpaid principal balance thereof with this sum to be credited towards the total purchase price and to apply towards the cash sum required to be paid through escrow or require Seller to remove said lien for assessments at the time of closing.

     7. Purchaser reserves the right to take title to the subject property in a name or assignee other than shown above; provided, however, that such right shall not relieve Purchaser of his liabilities hereunder as a principal obligor.

     8. Purchaser shall have 30 days from August 11, 1995 within which to investigate the Property, its value, zoning, environmental and building matters, its condition including, but not limited to the presence of asbestos, hazardous materials and underground storage tanks--and its suitability for Purchaser's intended use. Seller hereby warrants that to the best of its knowledge the premises described herein and the improvements thereon do not violate the applicable building or zoning regulations and that Seller is unaware of any material defect in the Property or improvements thereon with the exception of the following, to wit: None . (If none -- so indicate.) If Purchaser gives written notice to Seller by 5:00 PM of the final date of the above-referenced period, of dissatisfaction with any of the referenced matters, and Seller and Purchaser have not entered into a mutually agreeable resolution of the matter by 5:00 PM 7 days thereafter, this Contract shall be deemed cancelled and Purchaser shall be entitled to return of deposit. If Purchaser fails to give written notice of dissatisfaction by 5:00 PM of the first-referenced period, then Purchaser's right to object to such matters shall be deemed waived.

     9. If there is any loss or damage to the Property between the date hereof and the date of closing of escrow, by reason of fire, vandalism, flood, earthquake or act of God, the risk of loss shall be on the Seller, provided, however that if the cost of repairing such loss or damage would exceed 10 percent of the purchase price, (a) Purchaser may elect to cancel this Contract unless Seller agrees in writing to pay the cost of repairing all such loss or damage, and (b) Seller may elect to cancel this Agreement unless Purchaser agrees in writing either to accept the Property without offset or additional consideration or to pay the cost of repairing such loss or damage to the extent such cost would exceed 10 percent of the purchase price.



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                                                         Page 3




     11. Any addendum or exhibit attached hereto and either signed or initialed by the parties shall be deemed a part hereof.

     12. Time is of the essence of this Contract.

     13. The following shall apply in the event of default by either party under this Contract:

         (a)      IF PURCHASER IS IN DEFAULT (check one):

           X      SPECIFIC PERFORMANCE/DAMAGES

                  Seller may elect to treat this Contract as cancelled, in which case all payments and things of value received hereunder shall be forfeited and retained by Seller, and Seller may recover such damages as may be proper, or Seller may elect to treat this Contract as being in full force and effect and Seller shall have the right to specific performance, or damages, or both.

                  LIQUIDATED DAMAGES

                  All payments and things of value received hereunder shall be forfeited by Purchaser and retained by Seller and both parties shall thereafter be released from all obligations hereunder. It is agreed that such payments and things of value are LIQUIDATED DAMAGES and (except as provided in subsection (c)) are SELLER'S SOLE AND ONLY REMEDY for Purchaser's failure to perform the obligations of this Contract. Seller expressly waives the remedies of specific performance and additional damages.

         (b)      IF SELLER IS IN DEFAULT:

                  Purchaser may elect to treat this Contract as cancelled in which case all payments and things of value received hereunder shall be returned and Purchaser may recover such damages as may be proper, or Purchaser may elect to treat this Contract as being in full force and effect and Purchaser shall have the right to specific performance or damages, or both.

         (c)      COSTS AND EXPENSES:

                  Anything to the contrary herein notwithstanding, in the event of any litigation or arbitration arising out of this Contract, the prevailing party shall be awarded all reasonable costs and expenses, including attorneys' fees and expert witness fees.

     14. AGENCY DISCLOSURE

     Seller and Purchaser each warrant that they have dealt with no other real estate brokers in connection with this transaction except: Lee & Associates (Matt Hobaica) , who represents the Seller , and Cutler Commercial (Rod Crotty) , who represents the Buyer.


     15. Seller agrees to pay Broker a real estate brokerage commission for services rendered in effecting this sale, in the amount called for in Seller's contract with Broker for the sale of the Property, if any, and otherwise in the amount of 5 % of the accepted sales price.


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                                                         Page 4



     Sale proceeds sufficient to pay the commission are hereby assigned to Broker, and Escrow Holder is hereby instructed to pay said commission to Broker out of Seller's proceeds at the close of escrow. This instruction shall not be withdrawn or modified without Broker's written consent. Nothing contained herein shall negate any additional rights Broker may have under any other contract between Seller and Broker for the sale of the Property.

     16. In the event that Broker deems it necessary to file an interpleader action in court to resolve a dispute over the earnest money deposit referenced herein, Purchaser and Seller authorize Broker to draw from the earnest money deposit an amount necessary to advance the legal fees and costs of bringing the interpleader action. The amount of deposit remaining after advancing those costs shall be interpleaded into court in accordance with state law. Purchaser and Seller further agree that the defaulting party shall pay any further court costs and reasonable attorney's fees incurred by Broker in bringing or being involved in such action.

     17. The Foreign Investment in Real Property Tax Action ("FIRPTA"), IRC 1445, requires that every purchaser of U.S. real property must, unless an exemption applies, deduct and withhold from Seller's proceeds ten percent (10%) of the gross sales price. The primary exemptions which might be applicable are:
(a) seller provides purchaser with an affidavit under penalty of perjury, that seller is not a "foreign person", as defined in FIRPTA, or (b) seller provides purchaser with a "qualifying statement," as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Purchaser agree to execute and deliver as appropriate, any instrument, affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.

     18. In the event that this offer is not accepted by Seller on or before 5 o'clock p m, August 11 , 19 , this offer shall become null and void, and the deposit made herewith shall be returned to Purchaser. Purchaser hereby agrees to purchase the above-described property for the price and upon the terms and conditions herein expressed. All tenders and notices required hereunder shall be made and given to either of the parties hereto at their respective addresses herein set forth. Purchaser hereby acknowledges receipt of a copy of this Contract.

     19. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.



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                                                         Page 5




     20. See Addendum A attached hereto as an intrigal part of this purchase contract.

                                Date:            August 15, 1995
                                Purchaser:    Zimmerman Properties, Inc. and/or
                                                        Nominee
                                a(n)
                                By:
                                Title:
                                By:
                                Title:
                                Address:

The undersigned Seller hereby accepts this Contract and agrees to sell the Property to Purchaser for the price and on the terms and conditions set forth herein. Seller hereby acknowledges receipt of a copy of this Contract.

                                Date:
                                Seller:      Connecticut General Equity
                                    Properties-I Limited Partnership
                                a(n)  By:  CIGNA Investments, Inc.
                                By:  Stephen J. Olstein
                                Title:      Managing Director
                                By:
                                Title:
                                Address:              900 Cottage Grove Road
                                                      Bloomfield, CT  06002

--------------------------------------------------------------------------------
CONSULT YOUR ADVISORS - This document has been prepared for approval by your attorney and financial advisor. No representation or recommendation is made by Broker as to the legal sufficiency or tax consequences of this document or the transaction to which it relates. These are questions for your attorney and financial advisor.

     In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person with experience in evaluating the condition of property, including the possible presence of asbestos, hazardous materials and underground storage tanks.
-------------------------------------------------------------------------------





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                                                         Page 6



                                   ADDENDUM A


THIS ADDENDUM TO PURCHASE CONTRACT ("Addendum") is attached to and constitutes an integral part of the Purchase Contract between ZIMMERMAN PROPERTIES, INC. AND/OR NOMINEE, as Purchaser and CONNECTICUT GENERAL EQUITY PARTNERS, as Seller. The terms of this Addendum shall be incorporated in the Purchase Contract for all purposes. In the event of a conflict between the provisions of the Purchase Contract and the provisions of this Addendum, this Addendum shall control.

     1. CONVEYANCE OF PROPERTY - The property shall be conveyed to Purchaser at Closing, with no exception shown on the title policy except as approved by Purchaser. However, delivery of a title insurance policy fully acceptable to Purchaser shall be only a condition of Closing and shall not be a covenant of Seller. Seller shall be under no obligation to clear any encumbrances from the title (except for monetary liens other than liens for current taxes not yet due) or to create any encumbrance on, or for the benefit of, the Property. If Seller does not deliver title in a form fully acceptable to Purchaser, then Purchaser's sole and exclusive remedy shall be to terminate the Purchase Agreement and have the Deposit returned. If Purchaser chooses not to terminate the Purchase Agreement, then Purchaser shall accept such title as Seller delivers without deduction of the Purchase Price.

     2. EXPENSES - Each party shall bear its own legal expenses in connection with this transaction. Seller shall pay all standard coverage title insurance costs, and the costs for the Preliminary Title Report.

     3. PHYSICAL CONDITION OF THE PROPERTY - Purchaser will acquire the Property "as is", with no repairs or improvements required of Seller.

     4. SELLER CONTINGENCY - This Purchase Contract is contingent upon Seller's Investment Committee approval. Such approval shall be in writing and furnished to Escrow Agent within fifteen (15) days after the Purchaser has waived all their contingencies stated herein in writing to Seller. If Seller's Investment Committee does not approve of this transaction within the fifteen (15) day period, this Purchase Contract will be come null and void.

     5. TITLE - Title to property shall be simultaneously conveyed to Buyer and/or its nominee by a recordable Special Warranty Deed subject only to items specifically approved by Buyer and Seller.

     6. TAX DEFERRED EXCHANGE - Seller agrees to cooperate with Buyer to effect a tax deferred 1031 exchange, although close of escrow is not contingent upon this exchange.

     7. MILCO LEASE RENEWAL - Seller has negotiated and entered into a lease renewal with Milco for certain space within the Property. The Milco lease contains a provision that grants Milco a one time right to terminate the lease if the landlord is unable to acquire and improve the 20,375 square foot parcel adjacent to and due north of the premises leased to Milco, which parcel is currently owned by United Parcel Service (the "Adjacent Parcel"). The landlord under the Milco lease has until February 1, 1996 to acquire the Adjacent Parcel and to complete the parking lot and interior improvements, the total cost of which is currently projected to be $66,000. Milco as tenant has the right to terminate its lease if the landlord does not acquire the Adjacent Parcel. Purchaser's obligation to purchase the Property under


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                                                         Page 7



this Contract is not contingent upon Milco's exercising or failing to exercise such termination right. Purchaser's obligation to purchase the Property under this Contract is also not contingent upon Seller's entering into a purchase contract with United Parcel Service for the Adjacent Parcel. Purchaser further understands that as of the date of this Contract, United Parcel Service has communicated to Seller its intention not to sell the Adjacent Parcel. In the event, however, that Seller does enter into a contract with United Parcel Service to purchase the Adjacent Parcel, but at the time of closing of this Contract has not closed the purchase of the Adjacent Parcel, Seller agrees to assign its rights under the contract for the Adjacent Parcel to Purchaser, and Purchaser agrees to assume Seller's obligations thereunder and to reimburse Seller for its costs expended in connection with obligations thereunder and to reimburse Seller for its costs expended in connection with such contract in an amount not to exceed $66,000, in addition to payment of the purchase price for the Property under this Contract. In the event that Seller has closed any such purchase of the Adjacent Parcel prior to the consummation of this Contract, at the Closing of this Contract, Purchaser shall reimburse Seller the foregoing amounts expended in addition to payment of the Purchase Price for the Property under this Contract and Seller shall convey the Adjacent Parcel to Purchaser.

     8. LEASES, LEASE RENEWALS AND CONTRACTS - After the end of the Feasibility Period and until the close of escrow hereunder, Seller agrees not to enter into any new leases, lease renewals or any contracts affecting the property extending beyond the Closing date without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Purchaser shall have a period of five (5) business days after receipt of Seller's request for such approval in which to approve or disapprove of such lease, renewal or contracts. If Purchaser fails to respond within such time period, Purchaser shall be deemed to have approved of such lease, renewal or contracts as submitted by Seller.

     9. BUYER'S FEASIBILITY - Within ten (10) business days after the opening of escrow, Seller will make available for Buyer's inspection the following items if in Seller's possession or accessible to Seller:

       a. Operating statement for the property identifying all income collected and operating expenses paid for the past 12 months. Buyer agrees and understands that such operating statements reflect several buildings that were originally owned by Seller but were recently sold to several investors/users. In addition, Seller will provide, if available, copies of base year operating expenses for current tenants.

       b.     Rent roll for the property.

       c. Copies of real and personal property tax bills for the preceding 12 months.

       d.     Copies of all utility bills for the preceding 12 months.

       e. Clean copies of building and site plans and specifications of the project.

       f.     Copies of all service contracts.

       g. Legible copies of all tenant leases and amendments or modifications thereof in effect.




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                                                         Page 8


     10. OTHER CONTINGENCIES - Within twenty-five (25) days after the opening of escrow, Seller, at Seller's expense, shall provide to Buyer the following items for Buyer's written approval or disapproval as provided in Paragraph 8 of the Purchase Contract.

       a. A current Phase I Environmental Assessment Report, including a reliance letter for the benefit of Buyer. Buyer will pay Seller the additional costs, if any, for the cost of said reliance letter.

       b.     A current Pest Control Inspection Report.

       c.     A current ALTA Survey for the property.

       d. A form of estoppel certificates for all leases, to be approved by Buyer. Seller will use its best efforts to obtain signed estoppel certificates for no less than fifty-five percent (55%) of the project.

                                                                Initials
                                                               =========



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